Exhibit 99.2

Prothena announces appointments of Chief Medical Officer and Chief Financial Officer

DUBLIN, Ireland, Mar. 25, 2013 – Prothena Corporation plc (Nasdaq:PRTA), a biotechnology company focused on the discovery and development of novel antibodies for the potential treatment of a broad range of diseases, today announced that two senior executives have joined the Company. Prothena has appointed Martin Koller, MD, MPH as Chief Medical Officer and Tran Nguyen as Chief Financial Officer.

“Marty and Tran bring a wealth of biotech expertise to Prothena and will play pivotal roles as we advance our research and clinical pipeline. I am pleased to welcome them to our management team,” said Dr. Dale Schenk, President and Chief Executive Officer, Prothena. “Marty’s decades of clinical leadership will forge strong trial strategy and design in multiple indications. Tran’s financial strategy, planning and management experience with public life science companies will provide critical support for the advancement of our pipeline.”

Martin Koller, MD

Martin Koller, MD is a board-certified neurologist with more than 20 years of experience in the life sciences industry, developing small molecules and biologic therapeutics for a diverse array of indications. Prior to joining Prothena, Dr. Koller served as Chief Medical Officer at Sonexa Therapeutics. Previously, Dr. Koller held clinical development roles and leadership positions at life sciences companies including Athena Neurosciences, Elan Pharmaceuticals, Syntex Pharmaceuticals and Wyeth Pharmaceuticals. Dr. Koller has extensive expertise in clinical trial design, having been involved in the clinical development of numerous INDs and NDAs targeting a broad array of indications, including Alzheimer’s disease, multiple sclerosis, cervical dystonia, pain, epilepsy, migraine, stroke, anxiety, and depression. Dr. Koller has a BA from Franklin and Marshall College, an MPH with an emphasis in epidemiology from the University of Texas at Houston and his MD from the University of Maryland, Baltimore. Dr. Koller completed fellowship training in neuromuscular diseases at the University of Southern California.

Tran Nguyen

Tran Nguyen has 15 years of finance experience in the healthcare, banking and private equity industries. Prior to joining Prothena, he held management positions at Somaxon Pharmaceuticals, Inc., including Senior Vice President, Vice President, Chief Financial Officer, and Investor Relations, until its sale in 2013. Previously, Mr. Nguyen was Vice President, Chief Financial Officer and Investor Relations at Metabasis Therapeutics, Inc., until its sale in 2010. Before entering the biotech industry, Mr. Nguyen was a vice president in the Healthcare Investment Banking group at Citi Global Markets, Inc., and served in healthcare investment banking at Lehman Brothers, Inc. Mr. Nguyen has a BA from Claremont McKenna College and an MBA from UCLA Anderson School of Management.

About Prothena

Prothena Corporation plc (Nasdaq:PRTA) is a biotechnology company focused on the discovery and development of novel antibodies for the potential treatment of a broad range of diseases that involve protein misfolding or cell adhesion, particularly on the discovery and development of potential therapeutic monoclonal antibodies directed specifically to disease-causing proteins. These potential therapies have a broad range of indications, including AL and AA forms of amyloidosis, Parkinson’s disease and related synucleinopathies, and novel cell adhesion targets involved in inflammatory disease and metastatic cancers. For more information, please visit www.prothena.com.

Contact

Investors: Tran Nguyen

650-837-8535, IR@prothena.com

Media: Anita Kawatra

646-256-5116, anita.kawatra@prothena.com